Exhibit 99.1

NEWS RELEASE
For Immediate Release:
August 28, 2024
Sterling Announces the Retirement of Charles R. Patton from the Board of Directors

THE WOODLANDS, TX – August 28, 2024 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced that Charles R. Patton will retire from the company’s Board of Directors (the “Board”) effective September 1, 2024. Mr. Patton has served on the Board since 2013 and is a member of the Corporate Governance & Nominating Committee and the Compensation Committee.
Thomas M. White, Chair of Sterling’s Board of Directors, commented, “On behalf of Sterling’s Board, I would like to thank Charles for his many years of service. We are deeply grateful for his significant contributions and dedication to the Company over the past 11 years. His expertise and engagement played an important role in guiding Sterling through its transformation and growth. We wish him all the best in his retirement.”
About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, e-commerce distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work and plumbing services for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”
Important Information for Investors and Stockholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that are considered forward-looking statements within the meaning of the federal securities laws. Any such statements are subject to risks and uncertainties, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
Sterling Infrastructure Contacts:
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
noelle.dilts@strlco.com